Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp

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September 9, 2024

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special tax counsel to Liberty Media Corporation, a Delaware corporation (“Liberty”), in connection with specified aspects of (i) the contribution by Liberty to Liberty Sirius XM Holdings Inc., a newly formed Delaware corporation (“SplitCo”), of the assets attributed to Liberty’s Liberty SiriusXM Group, including Liberty’s equity interest in Sirius XM Holdings Inc., a Delaware corporation (“Sirius”), in exchange for the constructive issuance of SplitCo stock and the assumption by SplitCo of certain liabilities attributed to Liberty’s Liberty SiriusXM Group (collectively, the “SplitCo Contribution”), (ii) the recapitalization of SplitCo’s outstanding stock into a number of shares of common stock (“SplitCo Common Stock”) sufficient to effect the Split-Off (as defined below), (iii) the distribution by Liberty of all of the outstanding SplitCo Common Stock to the holders of Liberty’s Series A, Series B, and Series C Liberty SiriusXM common stock (collectively, “Liberty SiriusXM Common Stock”) in complete redemption of the outstanding Liberty SiriusXM Common Stock (the “Split-Off”), and (iv) the exchanges of Sirius common stock, par value $0.01 per share (“Sirius Common Stock”) for SplitCo Common Stock pursuant to the merger of Radio Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of SplitCo (“Merger Sub”), with and into Sirius, with Sirius surviving as a wholly-owned subsidiary of SplitCo (the “Merger,” and together with the SplitCo Contribution and the Split-Off, the “Transactions”), pursuant to the Agreement and Plan of Merger, dated as of December 11, 2023, by and among Liberty, SplitCo, Merger Sub, and Sirius (the “Merger Agreement”), and the Reorganization Agreement, dated as of December 11, 2023, by and among Liberty, SplitCo, and Sirius. Liberty has requested our opinion (the “Opinion”) regarding the U.S. federal income tax consequences of the Transactions.1

Liberty Media Corporation
September 9, 2024

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the letter furnished to Liberty by its financial advisor with respect to the Transactions, dated as of the date hereof; (ii) the registration statement on Form S-4 (File No. 333-276758) filed by SplitCo with the Securities and Exchange Commission (the “SEC”) on January 29, 2024, including the proxy statement/notice/prospectus/information statement that forms a part thereof and the exhibits attached thereto, as amended through the date hereof (the “Registration Statement”); (iii) all other submissions to the SEC related to the Registration Statement; (iv) the agreements listed on Schedule A attached hereto (each as amended through the date hereof) (collectively, the “Agreements”); (v) the officer’s certificate furnished to us by Liberty, dated as of the date hereof, together with the exhibits attached thereto (the “Liberty Officer’s Certificate”); (vi) the officer’s certificates furnished to us by SplitCo, each dated as of the date hereof, together with the exhibits attached thereto (the “SplitCo Officer’s Certificates”); (vii) the officer’s certificates furnished to us by Sirius, each dated as of the date hereof, together with the exhibits attached thereto (together with the Liberty Officer’s Certificate and the SplitCo Officer’s Certificates, the “Officer’s Certificates”); (viii) the representation letter furnished to us by Mr. John C. Malone, dated as of the date hereof (the “Malone Representation Letter”); and (ix) such other documents as we have considered necessary or appropriate as a basis for this Opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

[1]	Unless otherwise indicated, all “section” references in this Opinion are to the Internal Revenue Code of 1986, as amended (the “Code”), or to the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”).

Liberty Media Corporation
September 9, 2024

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Officer’s Certificates and the Malone Representation Letter. We have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise. We have also assumed that the Transactions and the other transactions contemplated by the Agreements will be consummated in accordance with their terms and in the manner described in the Registration Statement and the Agreements, that the Agreements are and will be legally binding on the parties, and that none of the material terms or conditions contained therein will be waived or modified in any respect. This Opinion is expressly conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificates and the Malone Representation Letter. Any change or inaccuracy in or to such facts, information, covenants, representations, or warranties (including on account of events occurring after the consummation of the Transactions) could affect one or more of the conclusions stated herein.

This Opinion is based on the Code, the Treasury Regulations, judicial decisions, published rulings and procedures of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date hereof. It should be noted that the authorities upon which this Opinion is based are subject to change at any time, possibly with retroactive effect. Any change in such authorities could affect one or more of the conclusions expressed herein. Moreover, an opinion of counsel represents counsel’s best judgment as to the outcome on the merits with respect to the matters addressed therein. Opinions of counsel are not binding on courts or the Service, and there can be no assurance that this Opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing and the conditions, limitations, assumptions, and qualifications set forth herein, it is our opinion that, under current U.S. federal income tax law:

1.	The SplitCo Contribution, followed by the Split-Off, will qualify as a reorganization under section 368(a)(1)(D). Liberty and SplitCo will each be a “party to the reorganization” within the meaning of section 368(b).

2.	Liberty will not recognize income, gain, or loss on the SplitCo Contribution. Sections 361(a), 357(a).

Liberty Media Corporation
September 9, 2024

3.	SplitCo will not recognize gain or loss on the SplitCo Contribution. Section 1032(a).

4.	SplitCo’s basis in each asset received from Liberty in the SplitCo Contribution will be equal to Liberty’s basis in such asset immediately before the SplitCo Contribution. Section 362(b).

5.	SplitCo’s holding period in each asset received from Liberty in the SplitCo Contribution will include Liberty’s holding period in such asset. Section 1223(2).

6.	Liberty will not recognize income, gain, or loss on the distribution of SplitCo Common Stock to holders of Liberty SiriusXM Common Stock in the Split-Off. Section 361(c).

7.	Except with respect to cash received in lieu of fractional shares of SplitCo Common Stock, holders of Liberty SiriusXM Common Stock will not recognize gain or loss, and will not otherwise be required to include any amount in income, upon the exchange of Liberty SiriusXM Common Stock for SplitCo Common Stock in the Split-Off. Section 355(a)(1).

8.	The aggregate basis of the SplitCo Common Stock received by each holder of Liberty SiriusXM Common Stock in the Split-Off will be the same as the stockholder’s aggregate basis in the Liberty SiriusXM Common Stock surrendered in exchange for such SplitCo Common Stock. Section 358(a)(1).

9.	The holding period of the SplitCo Common Stock received by each holder of Liberty SiriusXM Common Stock in the Split-Off will include the holding period of the Liberty SiriusXM Common Stock surrendered in exchange for such SplitCo Common Stock, provided that the stockholder holds such Liberty SiriusXM Common Stock as a capital asset on the date of the Split-Off. Section 1223(1).

10.	The exchanges of Sirius Common Stock for SplitCo Common Stock pursuant to the Merger, taken together with the SplitCo Contribution, will qualify as exchanges described under section 351.

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Liberty Media Corporation
September 9, 2024

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Transactions or any other transactions. This Opinion relates solely to the U.S. federal income tax consequences of the Transactions, and no opinion is expressed as to the tax consequences of the Transactions under any state, local, or foreign tax laws or under any U.S. federal tax laws other than those pertaining to income taxation. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters or changes arising after the date hereof.

We are furnishing this Opinion to Liberty solely in connection with the Transactions and the Registration Statement. We hereby consent to the use of our name in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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